UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On August 20, 2009, Empire Resorts, Inc. (the "Company") made the interest payment to the Bank of New York, as trustee (the “Trustee”), on the Company’s 5½%, senior convertible notes (the “Notes”) of $2.6 million that was due on July 31, 2009.  The interest payment was made within the time period permitted pursuant to the indenture governing the Notes (the “Indenture”).

The Notes are secured by our tangible and intangible assets and by a pledge of the equity interests of each of our subsidiaries and a mortgage on our property in Monticello, New York.  The first position in this collateral is also held by The Park Avenue Bank and on July 29, 2009, The Park Avenue Bank delivered a notice to The Bank of New York advising that, as a result of the occurrence of the event of default under our loan agreement with The Park Avenue Bank (the “Loan Agreement”), a standstill period has commenced under the intercreditor agreement with respect to the collateral.  The standstill period will continue until the earlier to occur of: (i) The Park Avenue Bank’s express waiver or acknowledgement of the cure of the applicable event of default in writing or the occurrence of the discharge of the Loan Agreement secured obligations, and (ii) the date that is 90 days from the date of the Bank of New York’s receipt of the standstill notice.

On June 30, 2009, pursuant to the Indenture, we furnished the written notice required to be delivered by us to the Trustee of the time and manner under which each holder could elect to require us to purchase the Notes.  As contemplated by the Indenture, we included with the notice the written form to be completed, signed (with signature guaranteed), and delivered by each holder to the Trustee before close of business on July 31, 2009 to require us to purchase the Notes.  However, on July 30 and 31, 2009, and on August 3, 2009, we requested, but never received, from the Trustee copies of all forms delivered to it by which any election was made for us to purchase the Notes or any part thereof.  Neither the Trustee nor any holder furnished to us any originals or copies of any such signed forms which had to be completed, signed and delivered to the Trustee by close of business on July 31, 2009 to require us to purchase the Notes.  As the forms required to be completed, signed, and delivered by July 31 2009 were not completed, signed and delivered by then, we concluded that we are not obligated to purchase and pay for the Notes before their maturity on July 31, 2014.  On August 3, 2009, we received a notice from three entities, asserting that they were beneficial holders of Notes in an aggregate principal amount of $48,730,000 (the “Accusatory Entities”), and that we were in default under the Indenture by not purchasing and paying for them.  Accordingly, on August 5, 2009, we instituted a declaratory judgment action in the Supreme Court of the State of New York in Sullivan County, in which we named as defendants the Trustee, The Depository Trust Company and twelve entities claiming interests in the notes.  In the action, we allege two causes of action, one seeking a declaration by the Court that the defendants failed to properly exercise any option pursuant to Section 3.07(a) of the Indenture to require us to purchase their interest in the Notes, and the other cause of action seeking a declaration that the three entities which gave the purported notice of default have not invoked the Default Consequences under the Indenture.  The Company is assessing potential claims against the Accusatory Entities for compensatory and punitive damages for sending acceleration notices when the Accusatory Entities were not entitled to do so under the Indenture, including because an event of default did not exist.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: August 21, 2009	By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer